EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of March 31, 2006, between Petals Decorative Accents, Inc., (the “Company”), a Delaware corporation, and Stephen M. Hicks (the “Executive”), a resident of Connecticut.

WHEREAS, the Company wishes to employ the Executive on the terms and conditions set forth in this Agreement, and the Executive wishes to be retained and employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the premises, the mutual agreements set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Employment. The Company hereby agrees to employ the Executive, and the Executive accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.

2. Term. Unless terminated at an earlier date in accordance with Section 9 of this Agreement, the term of the Executive’s employment hereunder shall commence as of the date of this Agreement (the “Commencement Date”) and shall continue for a period of five (5) years following the Commencement Date (the “Initial Term”), and except as provided below or in Section 8, shall automatically renew for successive one year periods; provided, however, that either party may decline to renew this Agreement by giving the other party hereto written notice to such effect ninety (90) days in advance of the end of Initial Term or the end of any one year renewal period.

3. Position and Duties.

(a) Service with Company. During the term of the Executive’s employment, the Executive agrees to perform employment duties for the Company in an executive capacity in the position of Chairman of the Board of Directors. Executive also agrees to serve in such office as the Board of Directors of the Company may hereinafter from time to time determine, provided that such alternative capacity is comparable in duties and responsibility in all material respects.

(b) Performance of Duties. The Executive agrees to serve the Company faithfully and to the best of his ability and to devote such time as he, in his sole discretion, deems reasonable necessary to fulfill his obligations under this Agreement, it being understood that Executive’s employment hereunder shall not require his full business time. It is hereby further understood that Executive shall continue to be separately employed and devote a substantial amount of his business time and attention in performing duties for Southridge Capital Management LLC, among other things..

4. Compensation.

(a) Base Salary. As compensation for all services to be rendered by the Executive under this Agreement, the Company shall pay to the Executive a base salary of $280,000, less deductions and withholdings, which salary shall be paid monthly in arrears; provided, however, the base salary shall start to accrue on the Commencement Date, but the Company may defer payment of the base salary to the Executive until January 1, 2007. In the sole discretion of the Executive, the Executive, from time to time, may elect to receive all or any part of his base salary in the common stock of the Company. The value of any common stock to be paid to the Executive shall be determined as follows: (i) if there exists a public market for the common stock of the Company, then the price shall be 75% of the average of the closing trading prices for the 10 trading days ending the trading day immediately prior to the due date, or (ii) if no public market exists for the common stock of the Company, than by the Board of Directors of the Company in its reasonable good faith judgment.

(b) Incentive Compensation. In addition to the base salary, the Executive shall be eligible to participate in any bonus or incentive compensation plans that may be established by the Board of Directors of the Company from time to time applicable to the Executive.

(c) Participation in Benefit Plans. While he is employed by the Company, the Executive shall also be eligible to participate in all Executive benefit plans or programs (including vacation time) of the Company to the extent that the Executive meets the requirements for each individual plan. The Company provides no assurance as to the adoption or continuance of any particular Executive benefit plan or program, and the Executive’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

(d) Expenses. The Company will pay or reimburse the Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the Company’s normal policies for expense verification. In addition, the Company will provide a monthly car allowance of $1,500 to Executive.

(e) Indemnification. As part of his compensation for services to be rendered under this Agreement, the Company shall indemnify the Executive as provided in Section 9 hereof.

(f) Issuance of Stock Option. Executive shall be entitled to participate in any stock option plan (the “Plan”) adopted by the Board of Directors applicable to him. All awards under the Plan shall be made in accordance with and subject to the terms of the Plan. In addition, Executive shall be granted an annual stock bonus in each year during the term equal to two percent (2%) of the then outstanding shares of common stock in the event that the Company generates EBITDA of two million ($2MM) or greater during such fiscal year. Such stock grant shall be payable to Executive with 30 days after the end of each fiscal year.

5. Confidential Information. (a) Except as permitted or directed by the Company’s Board of Directors, during the term of his employment or at any time thereafter, the Executive shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company that the Executive has acquired or become acquainted with or will acquire or become acquainted with prior to the termination of the period of his employment by the Company (including employment by the Company or any affiliated companies prior to the date of this Agreement) whether developed by himself or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspects of the business of the Company. The Executive acknowledges that such knowledge or information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Both during and after the term of his employment, the Executive will refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information that is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Agreement by the Executive.

(b) Executive hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, and other documents, or materials, or copies thereof, whether in hardcopy or electronic form, Confidential Information as defined in Section 5(a) above, and equipment furnished to or prepared by Executive in the course of or incident to his employment, including, without limitation, records and any other materials pertaining to Inventions or “Developments”, as defined in paragraph of this Agreement, belong to the Company and shall be promptly returned to the Company upon termination of employment.

6. Ventures. If, during the term of his employment the Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in such project, program or venture shall belong to the Company. Except as approved by the Company’s Board of Directors, the Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the compensation to be paid to the Executive as provided in this Agreement.

7. Noncompetition Covenant.

(a) Agreement Not to Compete. During the term of his employment with the Company and for a period of one year after the termination of such employment (whether such termination is with or without cause, or whether such termination is occasioned by the Executive or the Company), he shall not, directly or indirectly,

(i) as an employee, employer, consultant, agent, principal, partner, manager, stockholder officer director , or in any other individual or representative capacity, engage or participate or in any way render services or assistance to any business which is competitive with the business of the Company during the term of this Agreement, including the marketing and selling of artificial flowers Notwithstanding the foregoing, ownership by the Executive, as a passive investment, of less than five percent of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded on Nasdaq shall not constitute a breach of this Section 7;

(ii) hire or employ any employee or consultant of the Company, or recruit, solicit or induce (or in any way assist another in recruiting, soliciting or inducing) any employee or consultant of the Company to terminate his or her employment or relationship with the Company. This restriction is limited to those who were employed by the Company during the term of the Agreement.

(iii) solicit or accept business from or through, or engage in any sales or marketing activities with, any customer with whom the Company had any business contact during the 1 year period prior to the termination of the Executive’s employment.

(b) Acknowledgment. The Executive agrees that the restrictions and agreements contained in this Section 7 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this Section 7 will cause substantial and irreparable harm to the Company that would not be quantifiable and for which no adequate remedy would exist at law and accordingly injunctive relief shall be available for any violation of this Section 7. Executive also acknowledges that the provisions of Section 10(c) are applicable to this Section 7.

(c) Disclosure and Assignment. The Executive will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method or product, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by the Executive, either solely or in collaboration with others, during the term of this Agreement, or within six months thereafter, whether or not during regular working hours, relating either directly or indirectly to the business, products, practices or techniques of the Company (“Developments”). The Executive, to the extent that he has the legal right to do so, hereby acknowledges that any and all of the Developments are the property of the Company and hereby assigns and agrees to assign to the Company any and all of the Executive’s right, title and interest in and to any and all of the Developments. At the request of the Company, the Executive will confer with the Company and its representatives for the purpose of disclosing all Developments to the Company as the Company shall reasonably request during the period ending one year after termination of the Executive’s employment with the Company.

(d) Limitation on Section 7(c). The provisions of Section 7(c) shall not apply to any Development meeting the following conditions:

(i) such Development was developed entirely on the Executive’s own time without the use of any Company equipment, supplies, facility or trade secret information; and

(ii) such Development does not relate directly to the business of the Company to the Company’s actual or demonstrably anticipated research or development; or result from any work performed by the Executive for the Company.

(e) Copyrightable Material. All right, title and interest in all copyrightable material that the Executive shall conceive or originate, either individually or jointly with others, and which arise out of the performance of this Agreement, will be the property of the Company and are by this Agreement assigned to the Company along with ownership of any and all copyrights in the copyrightable material. Upon request and without further compensation therefor, but at no expense to the Executive, the Executive shall execute all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries. Where applicable, works of authorship created by the Executive for the Company in performing his responsibilities under this Agreement shall be considered “works made for hire,” as defined in the U.S. Copyright Act.

(f) Know-How and Trade Secrets. All know-how and trade secret information conceived or originated by the Executive that arises out of the performance of his obligations or responsibilities under this Agreement or any related material or information shall be the property of the Company, and all rights therein are by this Agreement assigned to the Company.

8. Termination of Employment.

(a) Grounds for Termination. The Executive’s employment shall terminate prior to the expiration of the initial term set forth in Section 2 or any extension thereof in the event that at any time:

(i) The Executive dies,

(ii) The Executive becomes “disabled,” so that he cannot perform the essential functions of his position with or without reasonable accommodation,

(iii) The Board of Directors of the Company elects to terminate this Agreement for “cause” (after providing the Executive notice and a reasonable opportunity to address (or in his discretion have a representative address) the Board) and notifies the Executive in writing of such election,

(iv) The Board of Directors of the Company elects to terminate this Agreement without “cause” and notifies the Executive in writing of such election, or

(v) The Executive elects to terminate this Agreement and notifies the Company in writing of such election.

If this Agreement is terminated pursuant to clause (i), (ii) or (iii) of this Section 8(a), such termination shall be effective immediately. If this Agreement is terminated pursuant to clause (iv) or (v) of this Section 8(a), such termination shall be effective 30 days after delivery of the notice of termination.

(b) “Cause” Defined. “Cause” means:

(i) The Executive has breached his obligations under this Agreement, which breach is demonstrably and materially injurious to the Company,

(ii) The Executive has engaged in misconduct which is considered illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company, or

(iii) The Executive has refused to attempt to perform his obligation to the Company hereunder (other than a failure resulting from illness or injury), which refusal is deemed demonstrably and materially injurious to the Company.

For purposes of this Section 9(b), no act or failure to act on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for cause unless and until the Company delivers to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board of Directors (not including Executive) at a meeting of the Board of Directors called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board of Directors) finding that, in the good faith opinion of the Board of Directors, Executive engaged in conduct set forth above and specifying the particulars thereof in reasonable detail.

(c) Effect of Termination. Notwithstanding any termination of this Agreement, the Executive, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of the Executive’s employment.

(d) “Disabled” Defined. “Disabled” means any mental or physical condition that renders the Executive unable to perform the essential functions of his position, with or without reasonable accommodation, for a period in excess of six (6) months.

(e) Surrender of Records and Property. Upon termination of his employment with the Company, the Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof that relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

(f) Salary Continuation. If the Executive’s employment by the Company is terminated by the Company pursuant to clause (ii) of Section 8(a), the Company shall continue to pay to the Executive his base salary (less any payments received by the Executive from any disability income insurance policy provided to him by the Company) and shall continue to provide health insurance benefits for the Executive through three (3) months from the date of termination of employment. If this Agreement is terminated pursuant to clauses (i) or (v) of Section 8(a), the Executive’s right to base salary and benefits shall immediately terminate, except as may otherwise be required by applicable law. If this Agreement is terminated pursuant to clause (iii) of Section 8(a), and Executive does not give written notice to the Company within ten (10) business days of being notified in writing of the termination contesting such termination, the Executive’s right to base salary and benefits shall immediately terminate. If this Agreement is terminated pursuant to clause (iii) of Section 8(a) and Executive gives such written notice to the Company within ten (10) business days contesting such termination (notwithstanding the fact that the Executive had an opportunity to be heard by the Board of Directors as set forth in Section 8(b)), the Company shall deposit into an escrow account the base salary which would be paid to the Executive as the same would have become payable until an amount equal to twelve (12) months of the Executive’s base pay shall be so deposited and such amount shall be held in an interest bearing account until a judicial determination of whether termination of Executive was appropriate considering the definition of “cause” as set forth in Section 8(b). The prevailing party shall be entitled to all amounts in the escrow account, including interest, upon such final judicial determination.

If this Agreement is terminated pursuant to clause (iv) of Section 8(a), the Company shall pay the Executive, in one lump sum, an amount equal to his base salary for a period of six (6) months and shall continue to provide health insurance benefits for Executive for a period of six (6) months from the date of termination.

The Company shall be entitled to withhold any amounts which would otherwise be payable to Executive under this Section 8 in the event Executive is in breach of his obligations under Sections 5, 6, 7, or 8(e) of this Agreement.

9. Indemnification.

(a) The Company shall indemnify the Executive if (i) he is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was employed by the Company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action proceeding, had no reasonable cause to believe his conduct was unlawful; or (ii) he is a party or is threatened to be made a party at any time prior to the six (6) month anniversary of the termination of employment hereunder (or, if terminated pursuant to Section 8(a)(iii) or 8(a)(iv), the six (6) month anniversary of the scheduled end of the Initial Term or renewal period, whichever is then applicable) to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, not relating to his employment with the Company, regardless of whether or not the actions of the Executive in question occurred while the Executive was employed with the Company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually or reasonably incurred by him in connection with such action, suit or proceeding. With respect to (i) above, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Executive did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) Expenses incurred by the Executive in defending against any such threatened, pending or completed civil or criminal action, suit or proceeding upon receipt of an undertaking by or on behalf of the Executive to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company as provided above. The indemnification provided by this Section 9 shall apply only after and to the extent that it is determined that (i) indemnification or contribution is not available to the Executive from any other source, or (ii) the assets of the other source or sources are insufficient to fully indemnify the Executive, in either case with respect to the matter in connection with which such indemnification is being sought; provided, however, that pending receipt of indemnification or contribution from other sources will not make advances for expenses incurred by the Executive in defense of an action, suit or proceeding, the Company shall advance such expenses upon receipt of an undertaking by or on behalf of the Executive to repay such advances upon the occurrence of either (i) receipt of such indemnification or contribution from the other source or (ii) a determination that he is not entitled to indemnification or contribution from the other source (to the extent that an indemnification obligation of the Company does not arise hereunder).

(c) This Section 9 shall survive termination of this Agreement.

10. Miscellaneous. Entire Agreement. This Agreement (including the exhibits, schedules and other documents referred to herein) contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof.

(b) Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

(c) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provisions of this Agreement will not be affected or impaired thereby. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. The Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provision valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

(d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives and, to the extent permitted by subsection (e), successors and assigns.

(e) Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable (including by operation of law) by either party without the prior written consent of the other party to this Agreement, except that (i) the Executive may, without the consent of the Company, assign his right to receive any payment due hereunder, and (ii) the Company may, without the consent of the Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 10.

(f) Modification, Amendment, Waiver or Termination. No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement. No delay on the part of the Company in exercising any right hereunder shall operate as a waiver of such right. No waiver, express or implied, by the Company of any right or any breach by the Executive shall constitute a waiver of any other right or breach by the Executive.

(g) Notices. All notices, consents, requests, instructions, approvals or other communications provided for herein shall be in writing and delivered by personal delivery, overnight courier, mail, electronic facsimile or e-mail addressed to the receiving party at the address set forth herein. All such communications shall be effective when received.

If to the Company:

Petals Decorative Accents, Inc.
90 Grove Street, Ste 206
Ridgefield CT 06877
Facsimile: _______________
Attn: Chief Executive Officer

If to the Executive:

Stephen M. Hicks
31 Country Club Road
Ridgefield, CT 06877
Facsimile: _______________

Any party may change the address set forth above by notice to each other party given as provided herein.

(h) Headings. The headings and any table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(i) Governing Law. ALL MATTERS RELATING TO THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF CONNECTICUT, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PROVISIONS THEREOF.

(j) Resolution of Certain Claims - Injunctive Relief. The Executive acknowledges that it would be difficult to fully compensate the Company for damages resulting from any breach by him of the provisions of this Agreement. Accordingly, the Executive agrees that, in addition to, but not to be exclusion of any other available remedy, the Company shall have the right to enforce the provisions of Sections 5, 6,, 7 and 8(e) by applying for and obtaining temporary and permanent restraining orders or injunctions from a court of competent jurisdiction without the necessity of filing a bond therefore, and without the necessity of proving actual damages, and the Company shall be entitled to recover from the Executive its reasonable attorneys’ fees and costs in enforcing the provisions of Sections 5, 6, 7 and 8(e).

(k) Venue; Fees and Expenses. Any action at law, suit in equity or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement, or any provision hereof, shall be litigated only in the state courts located in the State of Connecticut, County of Fairfield or the federal courts in the district which covers such county. The Executive and the Company consent to the jurisdiction of such courts. Executive waives any right the Executive may have to transfer or change the venue of any litigation brought against Executive by the Company. The prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs in any such action.

(l) Waiver of Right to Jury Trial. Each party hereto hereby waives, except to the extent otherwise required by applicable law, the right to trial by jury in any legal action or proceeding between the parties hereto arising out of or in connection with this Agreement.

(m) Third-Party Benefit. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations or liabilities of any nature whatsoever.

(n) Withholding Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph.

PETALS DECORATIVE ACCENTS, INC. By: _______________________________ Name: _____________________________ Title: ______________________________ STEPHEN M. HICKS /s/ Stephen M. Hicks